Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

Our financial statements and supplementary data are included in this Current Report on Form 8-K beginning on page F-1.

QUADRAMED CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

QuadraMed Corporation

Reston, Virginia

We have audited the accompanying consolidated balance sheets of QuadraMed Corporation (a Delaware corporation) and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004. We have also audited the financial statement schedule listed in the accompanying index at Item 15.(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QuadraMed Corporation and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

We were also engaged to audit, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and in our report dated April 28, 2005, we disclaimed an opinion on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting due to management’s inability to complete on a timely basis its documentation of the revenue cycle as of December 31, 2004 and our inability to apply other procedures to satisfy ourselves as to the effectiveness of the Company’s internal control over financial reporting.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP

Bethesda, Maryland

March 15, 2005, except for the final paragraph of our report which is as of April 28, 2005 and Note 20, Subsequent Event - Closing of Financial Services Division, which is as of December 12, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders

QuadraMed Corporation

Reston, Virginia

We were engaged to audit management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that QuadraMed Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effects of the material weaknesses described below, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). QuadraMed Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

As of December 31, 2004, the Company was in the process of converting a significant portion of its financial records (principally revenue cycle related items) to a new PeopleSoft financial software system. As this conversion process was not completed as of December 31, 2004, the Company’s internal control surrounding the revenue cycle did not include all of the anticipated internal controls in place and the Company was not able to complete its documentation of its internal control over financial reporting surrounding the revenue cycle as of that date. Accordingly, as of December 31, 2004, we were unable to apply all the procedures necessary in order for us to form an opinion on management’s assessment of internal control over financial reporting and an opinion on the effectiveness of the Company’s internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment. As of December 31, 2004, (1) the review and supervision of the data entry and contract activation process in connection with the data conversion in the revenue cycle was inadequate to detect errors before contract activation; (2) the training of personnel in the contract data entry process was inadequate to ensure the accurate entry of data into the system; (3) the controls over access to the contract modules were inadequate to prevent unauthorized access; (4) the use of manual processes to account for certain legacy revenue contracts significantly impaired management’s ability to effectively review, monitor and investigate movements in customer account balances; (5) the inability to perform a timely roll-forward of the deferred revenue balance between accounting periods significantly impaired management’s ability to effectively control this account; and (6) the Company’s accounting and finance departments were not adequately staffed and supervised during the year-end closing process. The foregoing control deficiencies resulted in certain adjustments to the 2004 annual consolidated financial statements. Furthermore, each of these control deficiencies results in more than a remote likelihood that a material misstatement to the Company’s annual or interim financial statements will not be prevented or detected. Accordingly, management has determined that each of these control deficiencies constitutes a material weakness. These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, and this report does not affect our report dated March 15, 2005, except for the final paragraph of our report which is as of April 28, 2005 and Note 20, Subsequent Event – Closing of Financial Services Division, which is as of December 12, 2005, on those consolidated financial statements.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Since management did not complete its documentation of the revenue cycle as of December 31, 2004 and we were unable to apply other procedures to satisfy ourselves as to the effectiveness of the company’s internal control over financial reporting, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion either on management’s assessment or on the effectiveness of the company’s internal control over financial reporting.

We do not express an opinion or any other form of assurance on management’s statements regarding corrective actions taken by the Company after December 31, 2004.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of QuadraMed Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2004 and our report dated March 15, 20055, except for the final paragraph of our report which is as of April 28, 2005 and Note 20, Subsequent Event – Closing of Financial Services Division, which is as of December 12, 2005, expressed an unqualified opinion thereon.

/s/  BDO Seidman, LLP

BDO Seidman, LLP

Bethesda, Maryland

April 28, 2005

QUADRAMED CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$22,429	$36,944
Accounts receivable, net of allowance for doubtful accounts of $3,303 and $3,406, respectively	25,550	30,872
Unbilled receivables	6,603	4,762
Notes and other receivables	832	1,456
Prepaid expenses and other current assets	8,001	11,268

Total current assets	63,415	85,302

Restricted cash	3,889	5,523
Property and equipment, net of accumulated depreciation and amortization of $20, 656, and 19,395 respectively	5,129	5,643
Capitalized software development costs, net of accumulated amortization of $12,038, and $10,227 respectively	1,427	3,219
Goodwill	25,983	18,445
Other intangible assets, net of accumulated amortization of $18,035 and and $15,599, respectively	12,451	6,992
Other long-term assets	7,116	8,031

Total assets	$119,410	$133,155

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$4,501	$2,914
Accrued payroll and related	7,637	11,100
Accrued interest	—	1,912
Other accrued liabilities	8,549	7,866
Dividends payable	13,780	—
Deferred revenue	44,040	48,502

Total current liabilities	78,507	72,294

5.25% Convertible Subordinated debt due 2005	—	11,931
10% Senior Secured debt due 2008, net of unamortized discount of $0 and $11,061	—	61,233
Accrued exit cost of building closing	2,898	—
Other long-term liabilities	5,366	4,580

Total liabilities	86,771	150,038

Stockholders’ equity (deficit)
Preferred stock, $0.01 par, 5,000 shares authorized, 4,000 and zero shares issued and outstanding respectively	83,412	—
Common stock, $0.01 par, 150,000 shares authorized; 40,043 and 28,671 shares issued and outstanding, respectively	400	222
Additional paid-in-capital	301,231	291,962
Deferred compensation	(1,870)	(2,886)
Accumulated other comprehensive loss	(124)	(65)
Accumulated deficit	(350,410)	(306,116)

Total stockholders’ equity (deficit)	32,639	(16,883)

Total liabilities and stockholders’ equity (deficit)	$119,410	$133,155

The accompanying notes are an integral part of these consolidated financial statements.

QUADRAMED CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year ended December 31,
	2004	2003	2002
Revenue
Services	$10,446	$9,617	$7,606
Maintenance	43,258	36,198	35,300
Installation and other	17,924	18,556	18,010

Services and other	71,628	64,371	60,916
Licenses	45,036	46,790	32,046
Hardware	8,140	4,794	4,141

Total revenue	124,804	115,955	97,103

Cost of revenue
Cost of services and other revenue	30,252	33,003	31,072

Royalties and other	9,977	5,775	6,544
Amortization of acquired technology and capitalized software	4,138	2,881	3,147

Cost of license revenue	14,115	8,656	9,691
Cost of hardware revenue	6,062	3,273	2,786

Total cost of revenue	50,429	44,932	43,549

Gross margin	74,375	71,023	53,554

Operating expense
General and administration	29,707	34,643	28,255
Software development	28,056	23,798	20,471
Sales and marketing	24,105	20,955	17,463
Amortization of intangible assets and depreciation	4,495	4,525	5,574
Exit costs of facility closing	4,190	—	—

Total operating expenses	90,553	83,921	71,763

Loss from operations	(16,178)	(12,898)	(18,209)

Other income (expense)
Interest expense, includes non-cash charges of $1,571, $2,771 and $385, respectively	(4,814)	(7,704)	(2,833)
Interest income	481	514	611
Gain on sale of assets	—	—	1,500
Other income (expense), net	400	993	(988)
Loss on retirement of debt	(14,871)	—	—
Benefit (provision) for income taxes	175	48	—

Other income (expense)	(18,629)	(6,149)	(1,710)

Income (loss) from continuing operations	$(34,807)	$(19,047)	$(19,919)
Loss from discontinued operations (net of income taxes)	(3,690)	(4,896)	(3,219)
(Loss) gain on discontinued operations (net of income taxes)	(3,332)	—	8,776

Net loss	$(41,829)	$(23,943)	$(14,362)
Preferred stock accretion	(2,465)	—	—

Net loss attributable to common shareholders	$(44,294)	$(23,943)	$(14,362)

Income (loss) per share-basic and diluted
Continuing operations	(1.04)	(0.70)	(0.74)
Discontinued operations	(0.19)	(0.17)	0.21

Net income (loss)	$(1.23)	$(0.87)	$(0.53)

Weighted average shares outstanding
Basic and diluted	35,982	27,405	26,915

The accompanying notes are an integral part of these consolidated financial statements.

QUADRAMED CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Preferred Stock		Common and Treasury Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Income (Loss) And Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Other Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
December 31, 2001	—	—	26,493	201	273,384	(1,085)	(268,279)	4,221	10,275
Issuance of restricted shares of common stock	—	—	39	—	348	(348)	—	—
Amortization of restricted shares of common stock and common stock options of non-employees	—	—	—	—	—	845	—	845
Issuance of common stock upon option exercises and/or through ESP Plan	—	—	433	4	1,899	—	—	1,903
Unrecognized pension costs	—	—	—	—	—	—	137	137	137
Net unrealized gain on available-for-sale securities	—	—	—	—	—	—	21	21	21
Net loss	—	—	—	—	—	—	(14,362)	(14,362)	(14,362)

December 31, 2002	—	—	26,965	205	275,631	(588)	(282,483)	(7,235)	(14,204)
Issuance of restricted shares of common stock	—	—	1,188	12	2,788	(2,800)	—	—
Amortization of restricted shares of common stock	—	—	—	—	—	502	—	502
Issuance of common stock warrants in connection with Debt offering	—	—	—	—	13,209	—	—	13,209
Issuance of common stock upon option and warrant exercises and/or through ESP Plan	—	—	518	5	334	—	—	339
Unrecognized pension costs	—	—	—	—	—	—	325	325	325
Net unrealized loss on available-for-sale securities	—	—	—	—	—	—	(80)	(80)	(80)
Net loss	—	—	—	—	—	—	(23,943)	(23,943)	(23,943)

December 31, 2003	—	—	28,671	222	291,962	(2,886)	(306,181)	(16,883)	(23,698)
Issuance of preferred stock	4,000	80,947	—	—	—	—	—	80,947
Issuance of common stock	—	—	794	7	1,702	—	—	1,709
Issuance of treasury stock upon exercise of options	—	—	—	65	(65)	—	—	—
Issuance of common stock upon exercise of warrants	—	—	8,019	80	—	—	—	80
Issuance of common stock for acquisition	—	—	2,559	26	7,632	—	—	7,658
Accretion of preferred stock	—	2,465	—	—	—	—	(2,465)	—	(2,465)
Amortization of deferred compensation	—	—	—	—	—	1,016	—	1,016
Other	—	—	—	—	—	—	(59)	(59)	(59)
Net loss	—	—	—	—	—	—	(41,829)	(41,829)	(41,829)

December 31, 2004	4,000	$83,412	40,043	400	$301,231	$(1,870)	$(350,534)	$32,639	$(44,353)

The accompanying notes are an integral part of these consolidated financial statements.

QUADRAMED CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31
	2004	2003	2002
Cash flows from operating activities
Net income (loss) attributable to common shareholders	$(44,294)	$(23,943)	$(14,362)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,111	11,647	9,890
Provision for bad debts	3,185	2,567	1,403
Impairment and other charges for Financial Services Division	3,332	—	—
Loss on retirement of debt	14,871	—	—
Exit cost on facility closing	4,190	—	—
Preferred stock accretion	2,465	—	—
Gain attributable to discontinued operations	—	—	(6,496)
Other	(5)	325	(533)
Changes in assets and liabilities:
Accounts receivable	4,057	(1,827)	1,002
Prepaid expenses and other	2,626	(5,710)	(1,434)
Accounts payable and accrued liabilities	(5,658)	8,733	3,784
Deferred revenue	(7,227)	9,010	8,039

Cash provided by (used in) continuing operating	(10,347)	802	1,293
Cash used in discontinued operations	—	—	(2,275)

Cash provided by (used in) operating activities	(10,347)	802	(982)

Cash flows from investing activities
Increase (decrease) in restricted cash	1,634	326	(38)
Sales of available-for-sale securities, net	77	2,360	10
Sales of assets	—	4,190	9,800
Acquisitions of businesses, net of cash acquired	(9,376)	—	(11,930)
Purchases of property and equipment	(4,513)	(3,263)	(2,607)
Capitalized software development costs	—	—	(1,837)

Cash provided by (used in) investing activities	(12,178)	3,613	(6,602)

Cash flows from financing activities
Issuances of debt and warrants	—	71,000	—
Repayments of debt	(88,090)	(62,473)	(455)
Proceeds from issuance of preferred stock	96,121	—	—
Payment of preferred stock dividends	(1,803)	—	—
Proceeds from issuance of common stock	1,793	339	1,903
Other	(10)	—	—

Cash provided by financing activities	8,011	8,866	1,448

Net increase (decrease) in cash and cash equivalents	(14,514)	13,281	(6,136)
Cash and cash equivalents, beginning of period	36,944	23,663	29,799

Cash and cash equivalents, end of period	$22,429	$36,944	$23,663

Supplemental disclosure of cash flow information
Cash paid for interest	3,481	6,672	3,874

Cash paid (refunded) paid for taxes	(175)	(26)	207

Supplemental disclosure of non-cash investing and financing transactions
Issuance of restricted shares of common stock	—	2,800	348

Issuance of debt in lieu of interest payment	—	1,294	—

Issuance of common stock upon acquisition of Tempus	7,650	—	—

The accompanying notes are an integral part of these consolidated financial statements.

1. NATURE OF OPERATIONS

QuadraMed Corporation along with its subsidiaries, (the “Company” or “QuadraMed”) is dedicated to improving healthcare delivery by providing innovative healthcare information technology and services. QuadraMed provides healthcare information technology products and services that help healthcare providers to improve the quality of the care they deliver and the efficiency with which it is delivered. QuadraMed does this by developing and implementing sophisticated, user-friendly software applications designed and developed by the healthcare professionals and software specialists we employ.

Our products are designed to eliminate paper, improve processes, and decrease errors through the efficient management of patient clinical and financial records. They are suitable for acute care hospitals, specialty hospitals, Veterans Health Administration facilities and associated/affiliated businesses such as outpatient clinics, long-term care facilities, and rehabilitation hospitals and are used by healthcare organizations of varying size – from small single entity hospitals to large multi-facility care delivery organizations. Our products are sold as standalone, bundled, or fully integrated software packages. We also provide services to support the hospital’s collection of receivables and its administration of contractual reimbursements from managed care companies; however, this segment of our business was discontinued in the first quarter of 2005.

In 2004 we were managed in two distinct segments, the Software Division and the Financial Services Division. In February 2004, we acquired Détente Systems Pty Limited of Sydney, Australia, a vendor of laboratory management software and in June of 2004 we acquired Tempus Software, Inc. of Jacksonville, Florida, a vendor of enterprise-wide hospitals scheduling software. The operations of both Tempus and Détente have been rolled into our Software Division. In December 2004, we announced the closing of the Financial Services Division, and its operations ceased to exist in February 2005. Until November 2003, QuadraMed was managed in three distinct business segments, which were: Enterprise Division, Health Information Management Software Division and Financial Services Division.

2. QUADRAMED CORPORATION AND BASIS OF PRESENTATION

Principles of Consolidation

These consolidated financial statements, which include the accounts of QuadraMed and all significant business divisions and wholly-owned subsidiaries, have been prepared in conformity with (i) accounting principles generally accepted (“GAAP”) in the United States; and (ii) the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). All significant intercompany accounts and transactions between QuadraMed and its subsidiaries are eliminated in consolidation.

As previously reported in our Annual Report on Form 10-K for the year ended December 31, 2004 (the “Annual Report”), filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 on March 25, 2005, due to increasing operating losses in our Financial Services Division, and the lack of a qualified buyer for the business, we announced the shutdown of this division on December 15, 2004. The shutdown of this division was effective February 15, 2005. We amended our Annual Report on April 29, 2005 to include Management’s Annual Report on Internal Control Over Financial Reporting and the Attestation Report of the Registered Public Accounting Firm, in accordance with the SEC’s Exemptive Order (Release No. 34-50754). Pursuant to SEC rules, we updated the financial statements and certain other financial information reported in the Annual Report in connection with the shutdown of this division. The consolidated financial statements reflect the Financial Services Division as a discontinued operation.

Use of Estimates in Preparation of Financial Statements

QuadraMed makes estimates, assumptions, and judgments that affect the reported amounts of assets and liabilities, contingent assets and liabilities, revenues, and expenses. Significant estimates and assumptions have been made regarding revenue recognition, the allowance for doubtful accounts, contingencies, litigation, intangibles resulting from our purchase business combinations and other amounts. QuadraMed bases its estimates and assumptions on historical experience and on various other assumptions which management believes to be reasonable under the circumstances. Uncertainties inherent in these estimates include, among other things, significant estimates within percentage-of-completion accounting. In addition, QuadraMed annually reviews and tests its estimates related to the valuations of intangibles including acquired technology, goodwill, customer lists, trademarks and other intangibles, and capitalized software. Actual results may differ materially from these estimates.

Reclassifications

Certain reclassifications have been made to prior year balances to conform to the current year presentation.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition—QuadraMed’s revenue is principally generated from three sources: (i) licensing arrangements, (ii) services and (iii) hardware.

The Company’s license revenue consists of fees for licenses of the proprietary and third-party software. Cost of license revenue primarily includes the costs of third-party software and royalties, and amortization of acquired technology and capitalized software. The Company’s services revenue consists of maintenance, software installation, customer training and consulting services related to our license revenue, fees for providing management services, such as accounts receivable and payment collection outsourcing, specialized staffing, analytical services and seminars. Cost of services consists primarily of salaries, benefits, and allocated costs related to providing such services. Hardware revenue includes third party hardware used to support our software installation. Cost of hardware revenue consists of third party equipment and installation.

QuadraMed licenses its products through its direct sales force. The Company’s license agreements for such products do not provide for a right of return, and historically, product returns have not been significant.

QuadraMed recognizes revenue on its software products in accordance with AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended; SOP 81-1, Accounting for Performance of Construction-Type and Certain production-Type Contracts; and SEC Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition.

QuadraMed recognizes revenue when all of the following criteria are met: there is persuasive evidence of an arrangement; the product has been delivered; we no longer have significant obligations with regard to implementation; the fee is fixed and determinable; and collectibility is probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. The Company considers all arrangements with payment terms extending beyond 180 days to be not fixed and determinable. Revenue for arrangements with extended payment terms is recognized when the payments become due, provided all other recognition criteria are satisfied. If collectibility is not considered probable, revenue is recognized when the fee is collected.

QuadraMed allocates revenue to each element in a multiple-element arrangement based on the element’s respective fair value, with the fair value determined by the price charged when that element is sold separately. Specifically, QuadraMed determines the fair value of the maintenance portion of the arrangement based as if sold separately and measured by the renewal rate offered to the customer. The professional services portion of the arrangement is based on hourly rates which QuadraMed charges for these services when sold separately from software. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. The proportion of revenue recognized upon delivery varies from quarter to quarter depending upon the mix of licensing arrangements, perpetual or term-based, and the determination of vendor-specific objective evidence (“VSOE”) of fair value for undelivered elements. Many of our licensing arrangements include fixed implementation fees and do not allow us to recognize license revenue until these services have been performed. We recognize revenue only after establishing that we have VSOE for all undelivered elements.

Certain of the licenses are term or time-based licenses. QuadraMed recognizes revenue from these contracts ratably over the term of the arrangement.

Contract accounting is applied where services include significant software modification, installation or customization. In such instances, the services and license fee is accounted for in accordance with SOP 81-1, whereby the revenue is recognized, generally using the percentage-of-completion method measured on labor input hours. If increases in projected costs-to-complete are sufficient to create a loss contract, the entire estimated loss is charged to operations in the period the loss first becomes known. The complexity of the estimation process and judgment related to the assumptions, risks and uncertainties inherent with the application of the percentage-of-completion method of accounting can affect the amounts of revenue and related expenses reported in its consolidated financial statements.

Service revenues from software maintenance and support are recognized ratably over the maintenance term, which in most cases is one year. Service revenues from training, consulting and other service elements are recognized as the services are performed. Service revenues from providing management services such as accounts receivable and payment collection outsourcing are recognized in accordance with SAB 104.

Hardware revenue is generated primarily from transactions in which customers purchased bundled solutions that included the Company’s software and third-party hardware. If the bundled solution includes services that provide significant modification, installation or customization, contract accounting is applied in accordance with SOP 81-1, whereby the revenue is recognized, generally using the percentage-of-completion method measured on labor input hours. Otherwise, hardware revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

Deferred revenue includes amounts billed to or received from customers for which revenue has not been recognized. This generally results from deferred maintenance, software installation, consulting and training services not yet rendered; and license revenue deferred until all revenue requirements have been met or as services have been performed. Additionally, there are term-based licenses for which revenues are recognized over the term of the contract, which is generally one year. Unbilled receivables are established when revenue is deemed to be recognized based on QuadraMed’s revenue recognition policy, however, the Company does not have the right to bill the customer per the contract terms.

Cash and Cash Equivalents—Cash and cash equivalents consist of highly liquid investments that are comprised principally of taxable, short-term certificates of deposit, money market instruments and commercial paper with original maturities of three months or less at the time of purchase and demand deposits with financial institutions. These instruments carry insignificant interest rate risk because of their short-term maturities. Cash equivalents are stated at amounts that approximate fair value based on quoted market prices.

Investments—QuadraMed considers its holdings of short-term and long-term securities, consisting primarily of fixed income securities, to be available-for-sale securities. The difference between cost or amortized cost (cost adjusted for amortization of premiums and accretion of discounts that are recognized as adjustments to interest income) and fair value, representing unrealized holdings gains or losses, net of the related tax effect, if any, is recorded, until realized, as a separate component of stockholders’ equity. Gains and losses on the sale of debt securities are determined on a specific identification basis. Realized gains and losses are included in other income (expense) in the accompanying Consolidated Statements of Operations.

Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable consist primarily of amounts due to QuadraMed from its normal business activities. QuadraMed provides an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified.

Concentration of Credit Risk—Accounts receivable subject QuadraMed to its highest potential concentration of credit risk. QuadraMed reserves for credit losses and does not require collateral on its trade accounts receivable. In addition, QuadraMed maintains cash and investment balances in accounts at various domestic banks and brokerage firms. QuadraMed is insured by the Federal Deposit Insurance Corporation for up to $100,000 at each bank. Balances maintained at the brokerage firm are not insured.

Property and Equipment—Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives, which are generally three years for computer equipment and purchased software and five years for office furnishings and equipment. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life (generally 10 years). Maintenance and repair costs are expensed as incurred. QuadraMed reviews property and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill—QuadraMed adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001, and ceased amortization of goodwill as of January 1, 2002. Prior to this point, goodwill was amortized using the straight-line method over its estimated useful life.

As of January 1, 2004 and 2005, QuadraMed reviewed the goodwill for impairment and determined that the fair values of the analyzed reporting units exceeded the carrying values of the net assets. Accordingly, no indicators of impairment existed.

During 2004, QuadraMed acquired all of the assets of Détente and outstanding shares of Tempus Inc. and recorded goodwill of $655,000 and $6.9 million, respectively. During 2002, QuadraMed acquired all of the outstanding shares of Pharmacy Data Systems, Inc. and the assets of Cascade Health Information Software, Inc. and recorded goodwill of $7.9 million and $882,000, respectively. There have been no other changes in the carrying amount of goodwill during 2003.

Capitalized Software—Software development costs are capitalized upon the establishment of technological feasibility, in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Upon the general release of the product to customers, development costs for that product are amortized over the greater of the ratio that current revenues bear to total and anticipated future revenues for the applicable product or the straight-line method, generally five years. These amounts are charged to cost of licenses. No amounts were capitalized in 2004 and 2003.

Other Intangible Assets—Other intangible assets primarily relate to customer lists, acquired technology including developed and core technology, and tradenames and other acquired in QuadraMed’s purchase business combinations. On an annual basis, QuadraMed reviews its intangible assets for impairment based on estimated future undiscounted cash flows attributable to the assets in accordance with the provisions of SFAS No. 144. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their net realizable values. Amortization of other intangible assets is computed on the basis of a 3-5 year life. See NOTE 8 - OTHER INTANGIBLE ASSETS for additional information.

Accounting for and Disclosure of Guarantees and Indemnifications—QuadraMed’s software license agreements generally include a performance guarantee that QuadraMed’s software products will substantially operate as described in the applicable program documentation for a period of 90 days after delivery. QuadraMed also generally warrants that services performed will be provided in a manner consistent with reasonably applicable industry standards. To date, QuadraMed has not incurred any material costs associated with these warranties. QuadraMed’s software license agreements typically provide for indemnification of customers for claims for infringement of intellectual property. To date, no such claims have been filed against the Company.

Stock Based Compensation—SFAS 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. QuadraMed has chosen to continue to account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of QuadraMed’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

QuadraMed has determined pro-forma information regarding net income and earnings per share as if it had accounted for employee stock options under the fair value method as required by SFAS No. 123, as amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure. The fair value of these stock-based awards to employees was estimated using the Black-Scholes option pricing model. Please see NOTE 14 - STOCK-BASED COMPENSATION.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123(R), Share-Based Payment, which is a revision of Statement 123. Statement 123(R) requires all share-based payments to employees and directors to be recognized in the financial statements based on their fair values, using prescribed option-pricing models. Upon adoption of Statement 123(R) on July 1, 2005, pro forma disclosure will no longer be an alternative to financial statement recognition. Accordingly, the adoption of Statement 123(R)’s fair value method may have a significant impact on our results of operations. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosures included in NOTE 14 - STOCK-BASED COMPENSATION. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.

Net Loss Per Share—Basic loss per share is determined using the weighted average number of common shares outstanding during the period. Diluted loss per share is determined using the weighted average number of common shares and common equivalent shares outstanding during the period. Common equivalent shares consist of shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and conversion of the subordinated debentures (using the as-converted method). Common equivalent shares are excluded from the diluted computation if their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per common share (in thousands):

	Year ended December 31,
	2004	2003	2002
Numerator:
Net loss attributable to common shareholders	$(44,294)	$(23,943)	$(14,362)

Denominator:
Weighted average number of common shares outstanding – basic and diluted	35,982	27,405	26,915

Basic and diluted net loss per common share	$(1.23)	$(0.87)	$(0.53)

As QuadraMed recorded net losses for each of the years ended December 31, 2004, 2003 and 2002, no common equivalent shares were included in diluted net loss per share calculation because they were anti-dilutive. If QuadraMed had reported net income, the calculation of diluted earnings per share would have included the following common stock equivalent shares from the indicated equity instruments (in thousands):

	Year ended December 31,
	2004	2003	2002
Equity instruments:
Convertible preferred stock	29,412	—	—
Warrants	3,273	7,978	—
Stock options	1,740	753	1,255

Total common stock equivalent shares	34,425	8,731	1,255

Comprehensive Loss—The components of QuadraMed’s comprehensive loss include the unrealized gain (loss) on available-for-sale securities and foreign currency translation adjustment. The following table sets forth the computation of comprehensive loss (in thousands):

	Year ended December 31,
	2004	2003	2002
Net loss attributable to common shareholders	$(44,294)	$(23,943)	$(14,362)
Unrecognized pension cost	—	325	137
Unrealized gain (loss)	(49)	(80)	21
Foreign currency translation	(10)	—	—
Comprehensive loss	$(44,353)	$(23,698)	$(14,204)

Translation of Foreign Financial Statements—The functional currency of the Company’s foreign subsidiaries is their local currency. Accordingly, assets and liabilities of the Company’s foreign subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average rates for the period. Translation adjustments are recorded as a component of other comprehensive income. Foreign currency transaction gains (losses) recorded in operating expenses were approximately $10,000 for 2004. There were no foreign currency transaction gains or losses recorded in 2003 or 2002.

Recent Accounting Standards—In March 2004, FASB issued a proposed statement, “Share-Based Payment”, which addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The proposed statement would eliminate the ability to account for share-based compensation transactions using Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and generally would require instead that such transactions be accounted for using a fair-value-based method. In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment, which is a revision of Statement 123. Please see “Stock-Based Compensation” section above.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions (SFAS No. 153), which requires a nonmonetary exchange of assets be accounted for at fair value, recognizing any gain or loss, if the exchange meets a commercial substance criterion and fair value is determinable. The commercial substance criterion is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. This eliminates the “similar productive assets exception,” which accounts for the exchange of assets at book value with no recognition of gain or loss. Statement 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not believe the adoption of SFAS No. 153 will have a material impact on our financial statements.

4. ACQUISITIONS AND DIVESTITURES

Acquisitions

Tempus Software, Inc.

On June 30, 2004, QuadraMed acquired all of the issued and outstanding capital stock of Tempus Software, Inc. (“Tempus”), a Florida corporation located in Jacksonville, Florida. Tempus is a leading enterprise scheduling and patient access software provider.

This acquisition has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combination,” and the balance sheet of Tempus has been included in the Company’s consolidated balance sheet effective June 30, 2004. The purchase price consisted of $6.1 million in cash and approximately 2.6 million shares of QuadraMed common stock, as well as approximately $0.2 million of transaction and direct acquisition costs. On the closing date of the acquisition, $0.6 million in cash and approximately 260,000 shares were deposited into an escrow account.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets:
Current assets	$4,086
Property and equipment	188
Developed technologies	4,083
Customer lists	1,376
Non-competition agreement	453
Goodwill	6,883

17,069
Liabilities:
Current liabilities	(3,149)

Purchase price	13,920
Cash and cash equivalents acquired	(1,033)

Net purchase price	$12,887

The Company considered various factors, including the use of appraisals, in determining the allocation of the purchase price to the assets acquired and liabilities assumed and, in the fourth quarter of 2004, adjusted the previously reported allocation of purchase price to reflect the management’s final determination.

Intangible assets are being amortized on a straight-line basis over three years. Amortization of developed technology, customer lists and non-competition agreement for the period from acquisition to December 31, 2004 was $680,000, $229,000 and $76,000, respectively.

Tempus’ total revenue for the fiscal year ended December 31, 2003 was approximately $7.3 million. The Company has determined that the acquisition of Tempus is not material and that pro forma disclosure of its financial statements is not required under SFAS No. 141.

Détente Systems Pty Limited

On February 6, 2004, QuadraMed acquired all of the issued and outstanding capital stock of Détente Systems Pty Limited (“Détente”), an Australian proprietary limited company, and all of the units of trust ownership of the Détente Systems Trust (“the Trust”), an Australian business trust. Détente is engaged in the business of developing, selling and supporting clinical systems in Australia, New Zealand, and the United Kingdom. The Trust holds title to all of the intellectual property used or useful in Détente business.

This acquisition has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combination,” and the results of operations of Detente have been included in the Company’s consolidated statements of operations effective February 2004. The net purchase price was approximately $4.2 million in cash, which included approximately $0.6 million of transaction and direct acquisition costs. Approximately $2.6 million was paid on the closing date of the acquisition, and the balance was deposited into an escrow account to be payable upon the satisfactory performance of certain technology and performance goals relating to the acquired Détente technology, which was completed and released in the first quarter of 2005.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets:
Current assets	$760
Property and equipment	157
Developed technologies	4,000
Customer lists	53
Non-competition agreement	142
Goodwill	655

5,767
Liabilities:
Current liabilities	(1,184)

Purchase price	4,583
Cash and cash equivalents acquired	(355)

Net purchase price	$4,228

The Company considered various factors, including the use of appraisals, in determining the allocation of the purchase price to the assets acquired and liabilities assumed and, in the fourth quarter of 2004, adjusted the previously reported allocation of purchase price to reflect the management’s final determination.

Intangible assets are being amortized on a straight-line basis over three years. Amortization of developed technology, customer list, non-competition agreement for the period from acquisition to December 31, 2004 was $1.2 million, $16,000 and $43,000, respectively.

Detente’s total revenue for the fiscal year ended June 30, 2003 was approximately $3.2 million. The Company has determined that the acquisition of Detente is not material and that pro forma disclosure of its financial statements is not required under SFAS No. 141.

Pharmacy Data Systems, Inc.

On June 11, 2002, QuadraMed acquired all of the outstanding shares of Pharmacy Data Systems, Inc. (“PDS”), a leader in advanced pharmacy, nursing, and physician information systems, for $10.7 million, assumed liabilities of $1.2 million and acquisition costs of $262,000. The consolidated financial statements include the results of operations of PDS since June 11, 2002. In connection with this acquisition, QuadraMed recorded an in-process research and development charge of $400,000.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Assets:
Current assets	$856
Property and equipment	100
Goodwill	7,893
Other intangible assets (including in-process research and development)	3,350
12,199
Liabilities:
Current liabilities (including acquisition costs)	1,499

Net purchase price	$10,700

Other intangible assets of $3.4 million include in-process research and development, acquired technology, maintenance and other agreements and trademarks. Capitalized intangible assets are subject to amortization periods of one to five years.

Cascade Health Information Software, Inc.

On May 31, 2002, QuadraMed acquired the assets of Cascade Health Information Software, Inc., (“Cascade”) a provider of software for the coding and abstracting of patient medical records, which was a subsidiary of Transcend Services, Inc., for $935,000, assumed liabilities of $346,000 and acquisition costs of $33,000. The purchase price was allocated $882,000 to goodwill, $222,000 to intangible assets (including maintenance agreements and existing technology), and $210,000 to tangible net assets.

Divestitures

HIM Services Division

On December 31, 2002, QuadraMed announced the closing of the sale of its HIM Services Division to Precyse Solutions, LLC. QuadraMed received $14 million in cash ($2.8 million of which was outstanding as of December 31, 2002 and paid in January 2003) and a $300,000 promissory note with a two-year term. ($1.5 million of the total sale price is to be held in escrow for 18 months.) QuadraMed recorded a gain of $8.8 million in connection with the sale. Total assets sold as part of the sale included net fixed assets of approximately $163,000 and net goodwill of approximately $5.1 million.

The results of operations for HIM Services have been presented as a discontinued operation for 2002. HIM Services operating results were as follows (in thousands):

Year ended December 31,
2002
Revenue	$17,313

Loss from operations of discontinued operation	$(2,280)
Gain on disposal	8,776

Total income (loss) on discontinued operations	$6,496

See NOTE 20 – SUBSEQUENT EVENT – CLOSING OF FINANCIAL SERVICES DIVISION regarding the closure of the Company’s Financial Services Division in February 2005.

5. CASH AND INVESTMENTS

Restricted Cash—Restricted cash reflects amounts to be restricted greater than 12 months and accordingly is included in non-current assets. Restricted cash consists of the following (in thousands):

	Year ended December 31,
	2004	2003
Lease agreements	$383	$456
Contract guarantees	3,620	3,620
HIMS Services escrow	—	1,500

	$4,003	$5,576
Less: Imprest cash balance	(114)	(53)

	$3,889	$5,523

Stand-by Letters of Credit—From 1999 through 2001, QuadraMed opened $4.0 million in stand-by letters of credit under bank financing agreements which remain outstanding as of December 31, 2004. QuadraMed pays a 1% annual fee to renew its existing stand-by letters of credit and secures all of the stand-by letters of credit with certificates of deposit totaling $4.0 million and $4.1 million recorded in the Consolidated Balance Sheet as restricted cash at December 31, 2004 and 2003, respectively.

Marketable Investments in Other Companies—From 1997 to 1999, QuadraMed purchased 599,425 shares at a cost of $4.7 million in VantageMed Corporation (“VantageMed”), a company that develops and sells software to physician groups. During 2002, 2001, and 2000, QuadraMed recorded other-than-temporary impairment charges of $551,000, $86,000 and $4.1 million, respectively, to reflect permanent reductions in the fair value of this investment in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of December 31, 2004 and 2003, the carrying value of the VantageMed investment was zero.

Variable Life Insurance Policies—QuadraMed has an investment interest in three variable life insurance policies. Each of the variable life insurance policies provides for the investment of the cash value portion into various sub-accounts that are similar in nature to mutual funds. Two policies are issued pursuant to split-dollar agreements with former executives, and trusts established for their benefit make the investment decisions on these policies. QuadraMed is entitled to reimbursement for all annual premiums paid from 1998 to 2002 under the split-dollar life insurance policies. As of December 31, 2004 and 2003, the carrying value of the asset was $2.8 million. This amount is included in other long-term assets on the accompanying Consolidated Balance Sheets.

The third policy is a corporate-owned policy that QuadraMed contributed to a grantor or “rabbi” trust established to make contributions to satisfy its obligations under a Supplemental Executive Retirement Plan (SERP) and two other subsequently terminated benefit plans. QuadraMed makes the investment decisions on this policy. The performance of the variable life insurance policy for cash value and premium amounts will vary depending on the performance of the selected underlying sub-accounts. Pursuant to FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance, QuadraMed reports the amount that could be realized under the insurance contract as an asset valued as of the balance sheet date and treats the change in value during the reported period as an adjustment of premiums paid in determining the expense or income to be recognized. A reduction in the cash surrender value of the variable life insurance policy as a result of future adverse changes in the condition of equity markets or poor operating results of the underlying policy sub-accounts could have an effect on QuadraMed’s results of operations. The cash surrender value of the policy as of December 31, 2004 and 2003, was $2.6 million and $2.4 million, respectively, and is included in other long-term assets in the accompanying Consolidated Balance Sheets.

6. PROPERTY AND EQUIPMENT, NET

Property and Equipment, net consisted of the following (in thousands):

	December 31,
	2004	2003
Computer equipment	$12,876	$11,745
Office furnishings and equipment	5,362	3,955
Purchased software	6,755	6,366
Leasehold improvements	792	2,972

Total cost	25,785	25,038
Less: Accumulated depreciation and amortization	(20,656)	(19,395)

Net book value	$5,129	$5,643

Depreciation expense was $3.1 million, $3.6 million and $3.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

7. CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Capitalized Software Development Costs—For the years ended December 31, 2004, 2003 and 2002, QuadraMed capitalized software development costs of $0, $0 and $1.8 million, respectively. Operating costs for research activities prior to the establishment of technological feasibility and for product upgrades to improve product performance or to respond to updated regulations and business requirements are charged to software development expense as incurred. Such expenditures, excluding capitalized amounts, were $28.1 million, $22.2 million and $17.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amortization of capitalized software development costs charged to cost of license was $1.8 million, $2.5 million and $2.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

8. OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following (in thousands):

	December 31, 2004			December 31, 2003			December 31, 2002
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer lists	$12,049	$(7,915)	$4,134	$13,602	$(8,552)	$5,050	$13,602	$(7,223)	$6,379
Acquired Technology	14,753	(7,883)	6,870	6,669	(5,537)	1,132	6,669	(5,059)	1,610
Tradenames and other	3,684	(2,237)	1,447	2,320	(1,510)	810	2,320	(1,034)	1,286

Total	$30,486	$(18,035)	$12,451	$22,591	$(15,599)	$6,992	$22,591	$(13,316)	$9,275

Amortization of other intangible assets totaled $2.1 million, $2.3 million and $2.5 million for the years ended December 31, 2004, 2003 and 2002, respectively. Amortization of acquired technology was included in the cost of license revenue for the years ended December 31, 2004, 2003 and 2002 and totaled approximately $2.3 million, $430,000 and $766,000, respectively.

The estimated aggregate amortization expense of intangible assets subject to amortization for each of the next five succeeding years, beginning with the year ended December 31, 2005, is as follows; $5.4 million, $5.0 million, $2.1 million, $0 and $0, respectively.

9. LEASE OBLIGATIONS

QuadraMed leases its headquarters and all other facilities and certain equipment under operating leases, some of which contain renewal and purchase options, and a nominal portion of its equipment under capital lease arrangements. Future minimum payments under operating leases with an initial term of more than one year at December 31, 2004, are as follows (in thousands):

Operating Leases
2005	$4,989
2006	4,730
2007	4,710
2008	4,313
2009 and thereafter	8,197

Total minimum lease payments	$26,939

Rent expense was $5.6 million, $5.9 million and $6.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

During the fourth quarter of 2004, the Company vacated and closed its San Rafael, California facility as a result of the relocation of our headquarters to Reston, Virginia. The San Rafael lease payments total approximately $6.5 million for years 2005 through 2009, including the Company’s share of common costs. Of this amount, the minimum rent payment of $4.7 million is included in the schedule above. QuadraMed intends to sublease the vacant San Rafael, California facility in 2005.

The Company estimated its liability under its operating lease agreement, such estimate being reduced by the estimated sublease rental income. The present value of the estimated liability was approximately $4.0 million and was recorded in the fourth quarter of 2004 as an accrued exit cost of facility closing. The following table sets forth a summary of the charge and accrued amounts as of December 31, 2004 (in thousands):

December 31, 2004
Estimated exit cost of facility closing and sublease losses	$4,048
Write off of leasehold improvement upon facility closing	142

Total exit cost of facility closing	$4,190

Accrued exit cost as of December 31, 2004
Short-term	1,150
Long-term	2,898

Total	$4,048

10. LONG-TERM DEBT

On May 1, 1998, QuadraMed issued convertible subordinated debentures through a public offering in the principal amount of $115 million, including the underwriters’ over-allotment option (the “2005 Notes”). QuadraMed’s net proceeds from the offering were $110.8 million. The 2005 Notes were to mature on May 1, 2005 and bear interest at 5.25% per annum. The 2005 Notes were convertible into common stock at any time prior to the redemption or final maturity, initially at the conversion price of $33.25 per share (resulting in an initial conversion ratio of 30.075 shares per $1,000 principal amount). QuadraMed’s closing price on May 1, 1998 was $28.875.

Under the terms of the indenture and related documents, QuadraMed was obligated to redeem the 2005 Notes earlier than the May 1, 2005 maturity date upon defined Events of Default, including failure to timely repay principal or interest under the 2005 Notes, default under any other borrowing, and bankruptcy. Further, QuadraMed was obligated to provide holders of the 2005 Notes with notice and the holders have the individual option to redeem the debentures should QuadraMed (i) cease to be traded on a U.S. national securities exchange or cease to be approved for trading on a U.S. automated over-the-counter securities market or (ii) experience defined Changes of Control, including a merger in which QuadraMed was not the surviving entity or its shareholders did not control at least 50% of the new entity, the sale of substantially all of QuadraMed’s assets, a liquidation, or a substantial change in the board of directors over a two-year period.

In the year ended December 31, 2001, QuadraMed redeemed and cancelled $41.3 million in principal amount of the debentures at prices ranging between $530.00 and $697.50 per $1,000 of principal amount resulting in a gain of $12.9 million after applicable taxes. On March 4, 2003, QuadraMed’s common stock was delisted from the Nasdaq National Market. The delisting constituted a “Repurchase Event” under the provisions of the 2005 Notes agreement. Upon such an event, the 2005 Notes agreement granted to each debenture holder the right, at the holder’s option, to require QuadraMed to repurchase all or any of the holder’s debentures.

On April 17, 2003, QuadraMed issued $71.0 million of Senior Secured Notes due 2008 (the “2008 Notes”). The proceeds from the issuance of the 2008 Notes were used to repurchase $61.8 million (plus $1.5 million in accrued interest) of the 2005 Notes required to be repurchased as a result of the aforementioned “repurchase event.” Accordingly, the net proceeds as a result of the issuance of the 2008 Notes, less the costs (including fees) associated with the repurchase of the 2005 Notes, were $8.5 million, with $11.9 million of the 2005 Notes remaining outstanding. Additionally, the repurchase right on the 2005 Notes’ remaining outstanding expired on April 17, 2003. The 2008 Notes bore interest at an initial rate of 10%, of which 6% is due in semi-annual cash coupon payments in the first year with the remainder added to the outstanding principal balance of the Notes. The interest rate on the 2008 Notes was to be reduced to 9% upon relisting of QuadraMed’s common stock on the Nasdaq, including Nasdaq SmallCap or any U.S. National Market. The 2008 Notes were secured by substantially all of QuadraMed’s intellectual property. The 2008 Notes contained certain events of default. These events include: failure to timely repay principal or interest owned on the debentures, default under any other borrowing, and bankruptcy. As discussed below, the 2008 Notes were fully retired during 2004.

As part of the transaction, QuadraMed also issued warrants to purchase 11.6 million shares of common stock, of which warrants for 11.3 million shares were issued to purchasers of the 2008 Notes and warrants for 283,000 shares were issued as compensation for services provided with the offering. The warrants have a term of five years, an exercise price of $.01 per share, and are subject to certain anti-dilution provisions, including dilution from the issuance of shares in settlement of any existing litigation. QuadraMed valued the warrants using the Black-Scholes valuation model using a volatility of 142%, expected life of 5 years, 2.74% risk-free interest rate and no dividend yield. The result was a fair value of $12.9 million for the warrants issued to debt-holders. QuadraMed allocated the proceeds received from the issuance of the 2008 Notes to the debt and the warrants based on the relative estimated fair values of these securities at the time of issuance. The result was $12.9 million was recorded as additional paid-in-capital and also as a discount to the debt which was to be amortized to interest expense ratably, using a method that approximates the effective interest method over the 5-year term of the debt. In addition, costs associated with the debt offering, including the warrants for 283,000 shares, totaled $1.0 million, which were to be amortized to interest expense ratably over the same term.

In June 2003, 283,000 warrants were exercised. In October 2003, $1.3 million of interest due on the 2008 Notes was converted into principal on the debt in accordance with the provisions described above.

On January 21, 2004, QuadraMed filed a Registration Statement on Form S-1 (the “Registration Statement”) with the SEC to register the common stock that the holders of the warrants associated with the 2008 Notes could obtain by exercising the warrants. QuadraMed is required to use its commercially reasonable efforts to have the Registration Statement declared effective. This Registration Statement has not yet been declared effective.

In June 2004, the Company commenced, with net proceeds from the Series A Preferred Stock offering (see NOTE 11), a cash tender offer to purchase any and all of its outstanding 2008 Notes and its 2005 Notes. In the quarter ended June 30, 2004, a principal balance of $15.1 million of the 2008 Notes was retired with a premium of $754,000 (5%) and a principal balance of $11.9 million of the 2005 Notes was retired with a premium of $89,000 (0.75%). In the quarter ended September 30, 2004, the Company retired the remaining $58.8 million of the 2008 Notes and $56,000 of the 2005 Notes. Total cash payment in July was $63.2 million, which includes additional interest expense of $54,000. Total loss recorded on the retirement of debt in the year ended December 31, 2004 was approximately $14.9 million, which includes redemption premiums of $3.8 million and write-offs of debt offering costs of $912,000, discount to the 2008 Notes of $9.8 million and effective interest rate adjustment of $339,000.

11. SERIES A PREFERRED STOCK

On June 17, 2004, QuadraMed issued 4.0 million shares of Series A Cumulative Mandatory Convertible Preferred Stock (the “Series A Preferred Stock”) in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. The Series A Preferred Stock was sold for $25 per share, and QuadraMed used the $96.1 million of net proceeds of the offering to repurchase all of its 10% Senior Secured Notes due 2008 and its 5.25% Convertible Subordinated Notes due 2005, together with accrued interest and related redemption premiums; the remainder is to be used for general corporate purposes. See NOTE 10 for additional information on retirement of Notes.

The Series A Preferred Stock holders do not have any relative, participating, optional or other voting rights and powers, except that (i) if four quarterly dividend payments are in arrears, such holders are entitled to elect two substitute directors to the Board of Directors at any annual or special meeting, and (ii) in certain circumstances, such holders are entitled to vote on the authorization or creation of securities ranking on par with or above the Series A Preferred Stock, certain amendments to the certificate of incorporation or the certificate of designation for the Series A Preferred Stock, and the incurrence of new senior indebtedness in an aggregate principal amount exceeding $8 million. Prior to the authorization or creation of, or increase in the authorized amount of, any shares of any class or series (or any security convertible into shares of any class or series) ranking senior to or on par with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends, QuadraMed must have the affirmative vote of a majority of any outstanding shares of the Series A Preferred Stock (along with any shares of every other series or class of common stock ranking on par with the Series A Preferred Stock having like voting rights).

The Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) and is convertible into shares of common stock of the Company at an initial conversion price of $3.40, equivalent to a conversion rate of 7.35 shares of common stock for each share of preferred stock. The conversion price decreases to $3.10 in the event that the volume weighted average of the daily market price per share during a period of 30 consecutive trading days equals $2.75 or less during the one year period beginning on the first anniversary of the issue date. The Company has the right to demand conversion on or after May 31, 2007, in the event the volume weighted average of the daily market price per share during a period of 20 consecutive trading days equals or exceeds $5.10.

Upon the conversion of shares of the Series A Preferred Stock to shares of common stock on or before May 31, 2007, the Series A Preferred Stock holders have an option to convert and receive, when declared by the board of directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per annum, or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares or any combination thereof at the option of the Company.

As a result of the aforementioned feature, at the date of issuance of the Preferred Stock, the Company recorded dividends payable of $15.2 million, which represents the present value of the three-year dividends. The present value adjustment of $1.3 million is being amortized over three years as interest expense using the effective interest rate method. For the year ended December 31, 2004, approximately $409,000 was recorded as interest expense. The carrying value of the preferred stock was also reduced by $15.2 million, which represents the imputed discount on the Preferred Stock and which is being accreted over three years using the effective interest rate method. For the year ended December 31, 2004, approximately $2.5 million was accreted and charged to accumulated deficit. If any preferred shares are converted prior to the end of the three-year period, the related accretion will be accelerated. The Company determined that there was no beneficial conversion feature attributable to the Preferred Stock.

The following table summarizes the preferred stock activities (in thousands):

		December 31, 2004
Total issued		$100,000

Less: Issuance cost		(3,879)

Less: Unaccreted discount
Original present value of discount	(15,174)
Preferred stock accretion	2,465

		(12,709)

Carrying value of Preferred Stock at December 31, 2004		$83,412

12. RESTRICTED STOCK GRANTS

During the years ended December 31, 2004, 2003 and 2002, QuadraMed issued an aggregate of 50,000 shares, 1.2 million and 39,000 shares, respectively of its common stock as restricted stock at no exercise price as provided for under QuadraMed’s 1996 Stock Plan. The grants were made to certain senior executives for no monetary consideration. The majority of the restricted shares fully vest over three to four years. QuadraMed has recorded the fair value of the restricted shares on the date they were granted as deferred compensation within the Stockholders’ Equity (Deficit) section of the Consolidated Balance Sheets. This amount is amortized over the vesting period. Compensation expense associated with the grants of restricted stock totaling $1.2 million, $502,000 and $812,000 was recognized during the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31,2004, approximately 1.1 million restricted shares remained subject to vesting.

13. STOCK INCENTIVE AND PURCHASE PLANS

Stock Incentive Plans

The Company has issued stock options and restricted stock under its 1996 Stock Incentive Plan (the 1996 Plan), the 1999 Supplemental Stock Option Plan (the 1999 Plan), and the 2004 Stock Compensation Plan (the 2004 Plan), all of which were approved by stockholders. The 2004 Plan superceded the Company’s 1996 Stock Incentive Plan, as amended, and its 1999 Supplemental Stock Option Plan, as amended, as of May 6, 2004, although stock options and restricted stock under the 1996 and 1999 Plans outstanding as of that date remain subject to the terms of those plans.

1996 Stock Incentive Plan

Under QuadraMed’s 1996 Stock Incentive Plan, (the “Incentive Plan”), the Board of Directors may grant incentive and nonqualified stock options to employees, directors, and consultants. The Incentive Plan is divided into the following 5 separate equity programs: (i) the discretionary option grant program under which eligible persons may, at the discretion of the plan administrator, be granted options to purchase share of common stock; (ii) the salary investment option grant program under which eligible employees may elect to have a portion of their base salary invested each year in special option grants; (iii) the stock issuance program under which eligible persons may, at the discretion of the plan administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to QuadraMed; (iv) the automatic option grant program under which eligible non-employee board members shall automatically receive option grants at periodic intervals to purchase shares of common stock; and, (v) the director fee option program under which non-employee board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special option grant.

The exercise price per share for an incentive stock option cannot be less than the fair market value on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value on the date of grant. Option grants under the Incentive Plan generally expire 10 years from the date of grant and generally vest over a four-year period. Options granted under the Incentive Plan are exercisable subject to the vesting schedule. QuadraMed’s stockholders had authorized a total of 8,426,594 shares of common stock for grant under the Incentive Plan. The Incentive Plan provided that the share reserve automatically increases each year by an amount equal to 1.5% of the outstanding shares on the last trading day of the immediately preceding calendar year.

1999 Supplemental Stock Option Plan

In 1999, QuadraMed’s Board of Directors approved QuadraMed’s 1999 Supplemental Stock Option Plan (the “1999 Supplemental Plan”). The 1999 Supplemental Plan permits non-statutory option grants to be made to employees, independent consultants, and advisors who are not QuadraMed officers, directors, or Section 16 insiders. The 1999 Supplemental Plan is administered by the Board of Directors or its Compensation Committee and was to terminate in March 2009. The exercise price of all options granted under the 1999 Supplemental Plan may not be less than 100% of fair market value on the date of the grant. Options vest on a schedule determined by the Board of Directors or the Compensation Committee with a maximum option term of 10 years. QuadraMed’s stockholders had authorized a total of 4,000,000 shares of common stock, for grant under the 1999 Supplemental Plan.

2004 Stock Compensation Plan

On April 1, 2004, QuadraMed’s Board of Directors approved QuadraMed’s 2004 Stock Compensation Plan (the “2004 Plan”). QuadraMed’s stockholders ratified the adoption of the 2004 Plan on May 6, 2004 at QuadraMed’s 2004 Annual Meeting of Stockholders. The 2004 Plan replaces the 1996 Plan and 1999 Plan with respect to the unissued shares of common stock that were remaining in the 1996 Plan and the 1999 Plan on the date the 2004 Plan was ratified. Awards previously granted under the 1996 Plan and 1999 Plan remain subject to the terms of those plans. QuadraMed stockholders have authorized 1,536,369 shares of common stock for grant under the 2004 Plan.

The 2004 Plan permits the grant of non-statutory options, incentive stock options, stock appreciation rights, restricted stock, and restricted stock units to employees, prospective employees, directors, and advisors, consultants, and other individuals who provide services to QuadraMed. The exercise price of all options and stock appreciation rights granted under the 2004 Plan may not be less than 100% of fair market value on the date of the grant. The 2004 Plan also features (i) a Non-Employee Director Option Grant Program, whereby non-employee members of the Board automatically receive special grants of options with an exercise price of the fair market value per share of common stock as of the date the options are granted, and (ii) a Director Fee Option Grant Program, whereby non-employee Board members may elect to have all or any portion of their annual cash retainer fee applied to special stock option grants with a below-market exercise price. The 2004 Plan is administered by the Compensation Committee and terminates in May 2014.

14. STOCK-BASED COMPENSATION

In accordance with SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise. QuadraMed’s calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur.

Had compensation cost for QuadraMed’s stock option plan and employee stock purchase plan been determined consistent with SFAS No. 123, QuadraMed’s reported net income (loss) and net earnings (loss) per share would have been changed to the amounts indicated below (in thousands except per share data):

	Year ended December 31,
	2004	2003	2002
Net loss attributable to common shareholders, as reported	$(44,294)	$(23,943)	$(14,362)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	1,611	502	812
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,707)	(4,542)	(5,936)

Pro forma net income (loss)	$(49,390)	$(27,983)	$(19,486)

Earnings per share:
Basic – as reported	$(1.23)	$(0.87)	$(0.53)
Basic – pro forma	$(1.37)	$(1.02)	$(0.72)
Diluted – as reported	$(1.23)	$(0.87)	$(0.53)
Diluted – pro forma	$(1.37)	$(1.02)	$(0.72)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31,
	2004	2003	2002
Expected dividend yield	—	—	—
Expected stock price volatility	122.30%	135.13%	112.04%
Risk-free interest rate	3.43%	2.86%	2.74%
Expected life of options	4.2 years	5.0 years	5.0 years

The weighted average exercise price of options granted during 2004, 2003 and 2002 were $3.14, $1.79 and $6.97 per share, respectively. Option and restricted share activity is as follows (in thousands, except per share amounts):

	Outstanding
	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2001	5,747	$5.28
Granted	1,462	7.91
Exercised	(433)	4.39
Cancelled	(753)	5.74

Balance, December 31, 2002	6,023	$5.36
Granted	5,882	1.27
Exercised	(97)	1.59
Cancelled	(645)	4.63

Balance, December 31, 2003	11,163	$3.56
Granted	652	2.89
Exercised	(604)	1.52
Cancelled	(687)	7.47

Balance, December 31, 2004	10,524	$3.38

The following table summarizes information about stock options and restricted shares outstanding as of December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/04	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable as of 12/31/04	Weighted Average Exercise Price
$ 0.0000 – $ 0.0000	1,202,500	8.92	$0.0000	90,000	$0.0000
$ 0.5200 – $ 1.1500	1,943,442	7.99	1.1173	1,165,528	1.1086
$ 1.1800 – $ 1.8200	1,244,500	8.10	1.6526	616,041	1.5851
$ 1.9000 – $ 2.1880	502,014	5.56	2.1599	489,056	2.1635
$ 2.3200 – $ 2.5000	2,396,300	7.42	2.4956	1,619,571	2.4951
$ 2.5200 – $ 5.0000	949,066	8.44	3.1745	633,156	3.3260
$ 5.1500 – $ 8.8700	1,708,331	5.90	8.0370	1,469,822	7.9735
$ 9.0000 – $24.3750	557,983	2.37	12.4725	554,650	12.4934
$27.0000 – $27.0000	10,000	3.60	27.0000	10,000	27.0000
$30.1250 – $30.1250	10,000	3.53	30.125	10,000	30.1250

$ 0.0000 – $30.1250	10,524,136	7.27	$3.3769	6,657,824	$4.3098

The following table sets forth the activities of the Company’s common stock, stock options and warrants during 2004 (in thousands):

	As of December 31, 2003	2004 Activities	As of December 31, 2004
Shares issued:	28,671
Options exercised		604
Warrants exercised		8,020
ESPP and exchange shares issued		139
Restricted shares issued		50
Shares issued in acquisitions		2,559

			40,043
Options outstanding:	11,163
Options granted		652
Options exercised		(604)
Options cancelled		(687)

			10,524
Options outstanding:	11,304
Warrants exercised		(8,020)

			3,284

Employee Stock Purchase Plan

QuadraMed’s 2002 Employee Stock Purchase Plan (the “2002 Purchase Plan”) was adopted by the Board of Directors in January 2002. A total of 453,450 shares of common stock are reserved for issuance under the 2002 Purchase Plan, pursuant to which eligible employees are able to contribute up to 10% of their compensation for the purchase of QuadraMed common stock at a purchase price of 85% of the lower of the fair market value of the shares on the first or last day of the six-month purchase period. As of December 31, 2004, 178,434 shares are available for issuance.

15. EMPLOYEE BENEFIT PLANS

401(k) Savings Plan

QuadraMed maintains a 401(k) Savings Plan (the “Plan”). All eligible QuadraMed employees may participate in the Plan and elect to contribute up to 15% of pre-tax compensation to the Plan. Employee contributions are 100% vested at all times. At its discretion, QuadraMed may match employee contributions to the Plan. Presently, QuadraMed matches up to 50% of the first 4% of employee contributions. The vesting of such contributions is based on the employee’s years of service, becoming 100% vested after 4 years. For the years ended December 31, 2004, 2003 and 2002, QuadraMed made discretionary contributions of approximately $821,000, $700,000 and $800,000 respectively.

Supplemental Executive Retirement Plan (the “SERP”)

QuadraMed adopted a Supplemental Executive Retirement Plan (the “SERP”) effective January 1, 2000. At December 31, 2004, James D. Durham, former Chairman and Chief Executive Officer, of QuadraMed is the sole participant in the SERP.

As discussed in NOTE19 - LITIGATION AND OTHER MATTERS , the Company and Mr. Durham are in dispute over the amounts due to Mr. Durham. At December 31, 2004, the Company estimates its liability to Mr. Durham to be approximately $4.1 million; and such amount is included under the caption “other long term liabilities.”

16. MAJOR CUSTOMERS

For the year ended December 31, 2004, one single customer, The County of Los Angeles (“LACO”), accounted for 11% of our total revenues. Another customer, Micron Government Computer Systems (“Micron”), a personal computer assembly company specializing in selling to the Federal Government and in integrating QuadraMed products to address Veteran’s Administration hospital technology needs, accounted for 10% of the total revenues in 2004. In the years ended December 31, 2003 and 2002, no single customer accounted for more than 10% of total revenues.

17. SEGMENT REPORTING

Prior to November of 2003, QuadraMed aligned its operations into three business segments for management reporting purposes. These segments were based on product functionality and shared target markets. QuadraMed’s business segments were (i) the Enterprise Division, (ii) the Health Information Management Software Division, and (iii) the Financial Services Division. On November 5, 2003, QuadraMed consolidated the organization of the HIM Software Division and Enterprise Division into a single functional software organization. This reorganization is designed to use existing resources more efficiently and to facilitate the integration of products and technologies. The change did not affect the Financial Services Division. On December 15, 2004, QuadraMed announced the closing of the Financial Services Division; its operations ceased to exist in February of 2005. Going forward, the Company will consider itself to be in a single reporting segment, specifically the software segment, as a result of the discontinued operations of the Financial Services Division in the first quarter of 2005. The financial results for these operating segments for prior periods have been reclassified to conform to the current period presentation, as discontinued operations.

18. INCOME TAXES

QuadraMed accounts for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes, which provides for an asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities represent the future tax consequences of the differences between the financial statement carrying amounts of assets and liabilities versus the tax bases of assets and liabilities. Under this method, deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards. Deferred liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The impact of tax rate changes on deferred tax assets and liabilities is recognized in the year that the change is enacted.

The provision for income taxes consists of the following (in thousands):

	Year ended December 31,
	2004	2003	2002
Current:
Federal	$(175)	$—	$—
State	—	(48)	—

Total current	(175)	(48)	—

Deferred:
Federal	7,766	8,328	2,518
State	3,531	1,452	2,315

Total deferred	11,297	9,780	4,833

Change in valuation allowance, net of the effect of acquisitions	(11,297)	(9,780)	(4,833)

Provision for income taxes	$(175)	$(48)	$—

Due to restating prior years’ income, Quadramed filed amended tax returns and received $175,000 refund in 2004.

The tax effects of the temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2004	2003	2002
Deferred tax assets:
Software development and AMT credits	$5,175	$7,560	$5,988
Net operating loss carryforwards	54,314	31,143	26,073
Deferred revenue	—	11,796	9,934
Intangible assets	7,262	8,922	9,707
Other	8,512	7,433	6,574

	75,263	66,854	58,276

Deferred tax liabilities:
Other intangible assets	(2,533)	(1,379)	(2,468)
Depreciation	(668)	(767)	(880)
Other	(151)	—	—

	(3,352)	(2,146)	(3,348)

Net deferred tax asset before allowance	71,911	64,708	54,928
Valuation allowance	(71,911)	(64,708)	(54,928)

Net deferred tax assets	$—	$—	$—

Realization of deferred tax assets is primarily dependent on future taxable income, the amount and timing of which is uncertain given QuadraMed’s history of losses. Therefore a valuation allowance has been recorded for the entire deferred tax asset. The valuation allowance is adjusted on a periodic basis to reflect management’s estimate of the realizable value of the net deferred assets. During the year ended December 31, 2004, the Company increased its valuation allowance by $7.2 million, reflecting a $11.3 million full valuation allowance established on the tax benefit attributable to the 2004 losses, partially offset by a $4.1 million reduction in the valuation allowance to reflect the effects of true-up adjustments to certain deferred tax assets and liabilities that did not impact the income tax provision.

The reconciliation of the tax provision (benefit) computed at the statutory rate to the effective tax rate is as follows:

	Year ended December 31,
	2004	2003	2002
Federal income tax rate	(34.0)%	(34.0)%	(34.0)%
Change in valuation allowance	26.6	33.9	25.7
Permanent tax differences	12.3	0.1	8.3
State and other	(4.9)	—	—

Effective tax rate	0.0%	0.0%	0.0%

During 2004, QuadraMed incurred a $14.9 million loss on retirement of debt. This amount is not deductible for tax purposes and is included in the permanent differences above.

As of December 31, 2004, QuadraMed had federal net operating loss carryforwards of approximately $144.2 million and state net operating loss carryforwards of approximately $59.9 million. In addition, QuadraMed has gross federal and California software development and AMT tax credit carryforwards of approximately $3.6 million and $1.5 million, respectively. The federal net operating loss carryforwards and research and development credits will expire from 2011 through 2024.

The Tax reform Act of 1986 contains provisions that may limit the amount of NOL and research and development credit carryforwards that may be used in any given year if certain events, including a significant change in ownership, occur. If there should be a subsequent “ownership change” of QuadraMed, as defined, the ability to utilize its carryforwards could be restricted.

19. LITIGATION AND OTHER MATTERS

In October 2002, a series of securities law class action complaints and a derivative suit were filed by certain of our shareholders against us and certain of our officers and directors. On April 21, 2004, the Court approved the final settlement of the shareholders derivative case. On July 30, 2004, the Court approved the final settlement of the federal securities class action litigation. We were also subject to an investigation and proposed enforcement action by the staff of the Securities and Exchange Commission. On April 30, 2004, that matter was settled with a Cease and Desist Order by the SEC, to which we consented, without admitting or denying the findings in the Order. No fine was assessed against us. The order requires us to cease and desist from violations of the antifraud, periodic reporting and books and records provisions of the Securities Exchange Act of 1934.

In June 2000, we entered into a Separation Agreement with James Durham upon his resignation as our Chief Executive Officer. This agreement was amended in July 2001 when Mr. Durham resigned from our Board of Directors. Pursuant to the agreement, as amended, Mr. Durham received approximately $3.2 million as of the dates of the agreements, a $250,000 per year salary through January 1, 2001, a $2,000 per month salary until December 31, 2003, the vesting of approximately 100,000 unvested options, the vesting of interest in a Supplemental Employee Retirement Plan (the “SERP”), and payments of approximately $500,000 per year by us into a SERP Trust, all subject to the terms and conditions of the agreement, as amended. Mr. Durham has requested a lump sum election for his SERP benefits.

In January 2004, Mr. Durham filed an amended complaint against us in the Superior Court of the State of California, Marin County, alleging a breach of his SERP contract and a breach of good faith and fair dealing under this contract. This amended complaint seeks payment of his lump sum SERP benefits, interest, attorneys’ fees, and other relief. On January 30, 2004, this matter was moved to the United States District Court, Northern District of California. The case is in discovery and a jury trial has been scheduled for May 23, 2005. The parties have filed cross-motions for summary judgment regarding the manner of the calculation of Mr. Durham’s lump sum SERP benefit. A hearing on that motion was conducted on February 4, 2005 at which time the Court established certain parameters for the calculation of that benefit. Prior to this hearing, Mr. Durham claimed that his lump sum SERP benefit was worth approximately $4,800,000, plus interest and attorneys’ fees, while the Company contended that the value of the benefit was approximately $3,700,000. As a result of the Court’s recent ruling, it is anticipated that the ultimate value will be between those amounts. A hearing has been scheduled for May 6, 2005 in the event that the parties cannot reach agreement on the amount of the SERP benefit. We intend to continue to vigorously defend this action unless an acceptable settlement can be reached. The ultimate outcome of these matters cannot presently be determined.

On November 15, 2004, we received a letter from MedCath Incorporated (“MedCath”), which provided notice of MedCath’s decision to terminate the Master Software License and Services Agreement, dated November 20, 2002, by and between QuadraMed Affinity and MedCath (the “Contract”). On or about November 15, 2004, MedCath filed a complaint against us in the North Carolina Superior Court, County of Mecklenburg. In its complaint, MedCath alleges that we are in breach of the Contract due to uncured deficiencies in the products, and seeks at least $5 million in damages, plus litigation costs. We believe that these allegations are without merit and that the termination of the Contract is unwarranted. On December 9, 2004, we filed a motion to dismiss the MedCath complaint on the grounds that the complaint fails to state a claim upon which relief can be granted. We also filed a counterclaim against MedCath seeking no less than $1.14 million in unpaid amounts due to us, plus litigation costs, for MedCath’s breach of the Contract by failing to pay licensing fees due to the Company. We will vigorously defend ourselves against any claim that we have breached the Contract and will seek redress through all applicable remedies for any injuries suffered by the Company in connection with this matter.

20. SUBSEQUENT EVENT – CLOSING OF FINANCIAL SERVICES DIVISION

Due to increasing operating losses in our Financial Services Division, and the lack of a qualified buyer for the business, we announced the shutdown of this division on December 15, 2004. The shutdown of this division was effective February 15, 2005. In connection with the shutdown, we have recorded an impairment charge of $3.3 million in the fourth quarter of 2004, which was comprised of the following items:

December 31, 2004
Write off of intangible assets	$820
Write off of purchased software	1,852
Write off of leasehold improvement	246
Severance expense	414

Total impairment and other charges	$3,332

In the first quarter of 2005, the Company recorded a charge of approximately $1.0 million in connection with our future obligations on the San Marco lease, net of estimated sublease income. The lease for this facility terminates in May 2008; our annual expense under the lease is approximately $778,000, and we will be actively seeking a qualified subtenant for the property. We have estimated facility closing costs based upon current market information available related to potential sublease rental income, sublease commission costs, and the length of time expected to sublease to secure a sublease

The results of operations for Financial Services Division have been presented as a discontinued operation in 2005. The Financial Services Division’s operating results are as follows (in thousands):

	Year ended December 31,
	2004	2003	2002
Revenue	$5,652	$9,150	$12,482

Loss from operations	$(3,690)	$(4,896)	$(939)
Loss on closing	$(3,332)	$—	$—

Total loss	$(7,022)	$(4,896)	$(939)

QUADRAMED CORPORATION

UNAUDITED QUARTERLY/SUPPLEMENTARY FINANCIAL INFORMATION

Unaudited Quarterly Results of Operations/Supplementary Financial Information for 2004	F-31
Unaudited Quarterly Results of Operations/Supplementary Financial Information for 2003	F-33

QuadraMed Corporation

Unaudited Quarterly Consolidated Financial Data

	Quarter
(thousands of dollars, except per share amounts)	First	Second	Third	Fourth	Total
2004
Revenue	$34,644	$30,472	$30,776	$28,912	$124,804

Gross margin	$20,794	$18,595	$18,313	$16,673	$74,375

Net loss	$(4,541)	$(9,669)	$(16,292)	$(11,327)	$(41,829)

Net loss attributable to common shareholders	$(4,541)	$(9,669)	$(17,640)	$(12,444)	$(44,294)

Loss per share
Basic	$(0.16)	$(0.28)	$(0.44)	$(0.31)	$(1.23)
Diluted	$(0.16)	$(0.28)	$(0.44)	$(0.31)	$(1.23)

Weighted average shares outstanding
Basic	29,155	34,872	39,779	40,039	35,982

Diluted	29,155	34,872	39,779	40,039	35,982

1. The $5.1 million increase in net loss between Q104 and Q204 was primarily attributable to the following:

•	a decrease in license revenue of $1.3 million;

•	a decrease in hardware revenue of $3.5 million, due to a significant hardware sale in Q403 which was recognized as revenue in Q104;

•	a reduction in cost of hardware of $2.0 million, due to the related revenue reduction;

•	a decrease in operating expenses of $1.3 million due to reductions in salaries and wage related costs for severance for the San Rafael Headquarters staff and the transition of their functions to Reston, VA; and

•	an increase in other income and expenses of $3.3 million, due to the expense in Q204 resulting from the early retirement of our debt.

2. The $6.6 million increase in net loss between Q304 and Q204 was due primarily to a combination of:

•	a $8.6 million increase in other income (expenses) related to a loss on the early retirement of debt; and

•	a $2.1 million decrease in interest expense.

3. The $5.0 million decrease in net loss between Q404 and Q304 was comprised of the following:

•	a decrease in service revenues of $1.4 million, which was offset by a $2.4 million increase in license revenues;

•	a decrease in hardware revenues of $1.6 million;

•	a reduction in cost of hardware of $1.2 million, due to the related revenue reduction;

•	a reduction in cost of service of $700,000, due to the related revenue reduction;

•	an increase in cost of license of $1.4 million, due in large part to a $1.2 million increase in the amortization of acquired technology costs related to the acquisitions of Detente and Tempus;

•	a $2.3 million increase in operating expenses due to a $4.2 million exit cost for the closure of San Rafael office building: this item was partially offset by a $2.5 million reduction in general and administrative expenses, which included a $1.4 million reduction in legal expenses, a $1.0 million reduction in bad debt expense, and a $400,000 reduction in salary related expenses;

•	Other income and expenses increased by $12.1 million in Q404 due to the $11.7 million in Q304 expense related to the loss on the early retirement of debt.

QuadraMed Corporation

Unaudited Quarterly Consolidated Financial Data

	Quarter
(thousands of dollars, except per share amounts)	First	Second	Third	Fourth	Total
2003
Revenue	$26,281	$27,125	$27,606	$34,943	$115,955

Gross margin	$14,826	$15,039	$17,555	$23,603	$71,023

Net loss	$(10,678)	$(6,274)	$(5,241)	$(1,750)	$(23,943)

Loss per share
Basic	$(0.40)	$(0.23)	$(0.19)	$(0.06)	$(0.87)
Diluted	$(0.40)	$(0.23)	$(0.19)	$(0.06)	$(0.87)

Weighted average shares outstanding
Basic	27,005	27,171	27,520	27,881	27,405

Diluted	27,005	27,171	27,520	27,881	27,405

The table above sets forth selected quarterly data for the indicated period.

1. The $4.4 million decrease in net loss between Q203 and Q103 was comprised of the following:

•	an increase in license revenue of $600,000 offset by a decrease in hardware revenue of $1.2 million, due to a hardware sale in Q103;

•	a reduction in cost of hardware of $1.2 million, due to the related revenue reduction;

•	a $4 million decrease in operating expenses due to a reduction in restatement fees of $2.1 million; a net decrease in employee benefits and salary of $800,000; and a decrease in other operating expenses of $1.1 million; and

•	a $1.1 million increase in other income and expenses due to a benefit of $850,000 related to a one-time income in Q203 and an increase in interest expense of $2.0 million related to the 2008 Notes issuance.

2. The $3.5 million decrease in net loss between Q403 and Q303 was comprised of the following:

•	an increase in total revenue of $7.0 million, principally due to increase in license revenue of $6.3 million related to customer acceptance of an Affinity contract and HIM Software completion of installation of products as well as increased new sales for the quarter;

•	a net increase in salary and benefits expenses of $2.0 million related primarily to an increase in management retention bonuses and headcount; and

•	an increase in bad debt reserve and legal expenses offset by lower operating expenses totaling $1.2 million.

QUADRAMED CORPORATION

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Year ended December 31, 2002:
Allowance for doubtful accounts	$4,239	$1,403	$(1,296)	$4,346
Year ended December 31, 2003:
Allowance for doubtful accounts	$4,346	$2,567	$(3,507)	$3,406
Year ended December 31, 2004:
Allowance for doubtful accounts	$3,406	$3,185	$(3,289)	$3,303

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